UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INSPIREMD, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11

InspireMD, Inc.

6303 Waterford District Drive, Suite 215

Miami, Florida 33126

Telephone: (888) 776-6804

Supplement to the Proxy Statement Dated April 20, 2026

For the 2026 Annual Meeting of Stockholders of InspireMD, Inc

To be held Wednesday, June 3, 2026

This Supplement to the Proxy Statement, dated April 22, 2026 (the “Supplement”), supplements and, to the extent inconsistent therewith, supersedes the below described portions of the definitive proxy statement filed by InspireMD, Inc., a Delaware corporation (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 20, 2026 (the “Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation by the Company’s Board of Directors of proxies to be voted at the 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) to be held at 10:00 a.m., Eastern Time, on Wednesday, June 3, 2026, and at any postponements or adjournments thereof. Except as described below, this Supplement does not revise, update, or supplement any other information set forth in the Proxy Statement. This Supplement is being furnished in order to provide updated information regarding the ability of brokers to vote uninstructed shares on certain proposals.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

The disclosures in the Proxy Statement under “About the Annual Meeting” with respect to Proposal 2 in the Proxy Statement, which seeks stockholder approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock, par value $0.0001 per share, from 150 million to 250 million (“Proposal 2”), are hereby updated to provide that Proposal 2 is a “routine” matter eligible for discretionary voting by brokers and other nominees under New York Stock Exchange (“NYSE”) rules.

Pursuant to NYSE rules, if you hold your shares through a broker or other nominee (i.e., in “street name”) and do not instruct such broker or other nominee on how to vote your shares, your broker or other nominee is not permitted to vote your shares in its discretion on “non-routine” matters, but is permitted to vote your shares in its discretion on “routine” matters as determined by NYSE.

Accordingly, because Proposal 2 is a “routine” matter, if your shares are held in street name and you do not submit voting instructions, your broker or other nominee can vote your shares on Proposal 2.

The answer to the question titled “What is a broker non-vote?” on page 8 of the Proxy Statement is hereby revised in its entirety to read as follows:

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker does not have discretionary authority to vote your shares with respect to the Director Election Proposal (Proposal 1) or the Adjournment Proposal (Proposal 4) in the absence of specific instructions from you.

With respect to the Authorized Shares Proposal (Proposal 2) and the Auditor Reappointment Proposal (Proposal 3), your broker will have the discretion to vote your shares and, therefore, will be able to vote your shares with respect to such proposals even if you do not provide your broker with instructions on that proposal.

The second paragraph of the answer to the question titled “How are abstentions and broker non-votes treated?” on page 11 of the Proxy Statement is hereby revised in its entirety to read as follows:

Broker non-votes are included in the determination of the number of shares present at the Annual Meeting for determining a quorum at the meeting. Broker non-votes will have no effect upon the election of directors under the Director Election Proposal (Proposal 1), the approval of an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of the Company’s common stock under the Authorized Shares Proposal (Proposal 2), the ratification of the reappointment of the independent registered public accounting firm under the Auditor Reappointment Proposal (Proposal 3) or the approval of an adjournment of the Annual Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are not sufficient votes to establish a quorum or in favor of proposals 1 through 3 under the Adjournment Proposal (Proposal 4). However, with respect to the approval of an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of the Company’s common stock under the Authorized Shares Proposal (Proposal 2) and the ratification of the reappointment of the independent registered public accounting firm under the Auditor Reappointment Proposal (Proposal 3), we expect that there will be only minimal (if any) broker-non-votes because each of those proposals is considered a “routine” matter, and a broker holding shares for a beneficial owner will therefore have discretionary authority to vote those shares for each of those proposals in the absence of voting instructions from the beneficial owner.